January 2024 Preliminary Pricing Supplement No. 832 Registration Statement No. 333-275587 Dated January 29, 2024 Filed pursuant to Rule 424(b)(2)

Floating Rate Notes Based on the Federal Funds Effective Rate due 2025

(Using a Daily Compounding Calculation Method)

As further described below, the interest rate on the notes will be based on the federal funds effective rate, compounded daily over a quarterly observation period in accordance with the specific formula described in this document, as further described under “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Additional Provisions—Federal Funds Effective Rate” below. We refer to this compounded federal funds effective rate as the base rate. Interest will accrue and be payable on the notes quarterly, in arrears, at a variable rate per annum equal to the base rate plus 0.20%, subject to the minimum interest rate of 0.10% per annum.

The notes are designed for investors who are concerned about principal risk and seek the repayment of principal at maturity and an opportunity to earn interest at a potentially above-market rate in exchange for the risk of earning interest at a rate that may be below-market and may be as low as the minimum interest rate for each interest payment period during the entire term of the notes.

The federal funds effective rate is the interest rate at which depository institutions lend reserve balances to other depository institutions overnight and depends heavily on the target rate set by the Board of Governors of the Federal Reserve System. For further discussion of risks related to the notes, including risks related to the fact that the base rate is determined by reference to the federal funds effective rate, see “Risk Factors” beginning on page 7.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	January , 2024
Original issue date:	February 5, 2024 ( business days after the pricing date)
Maturity date:	March 5, 2025
Interest accrual date:	February 5, 2024
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any
Base rate:	The federal funds effective rate (compounded daily over a quarterly observation period in accordance with the specific formula described in this document). As further described in this document, (i) in determining the federal funds effective rate for a New York banking day, the federal funds effective rate generally will be the rate in respect of such day that is provided on the following New York banking day and (ii) in determining the federal funds effective rate for any other day, such as a Saturday, Sunday or holiday, the federal funds effective rate generally will be the rate in respect of the immediately preceding New York banking day that is provided on the following New York banking day. Please see “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Additional Provisions—Federal Funds Effective Rate” below.
Interest rate:

For each interest payment period:

Base rate plus 0.20% (the “spread”); subject to the minimum interest rate. See “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” below.

Interest for each interest payment period is subject to the minimum interest rate of 0.10% per annum.

Index maturity:	Daily
Index currency:	U.S. dollars
Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Observation period:	For each interest payment period, the period from and including the date two New York banking days preceding the first date in such interest payment period to but excluding the date two New York banking days preceding the interest payment date for such interest payment period.
Interest payment dates:	Each March 5, June 5, September 5 and December 5, beginning March 5, 2024; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.
Interest reset dates:	The original issue date and each March 5, June 5, September 5 and December 5; provided that such interest reset dates shall not be adjusted for non-business days.
Day-count convention:	Actual/360
Minimum interest rate:	0.10% per annum
Maximum interest rate:	Not applicable
Estimated value on the pricing date:	Approximately $995.10 per note, or within $25.10 of that estimate. See “The Notes” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per note	$1,000	$	$
Total	$	$	$

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of Proceeds and Hedging” on page 9.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 16, 2023            Prospectus dated November 16, 2023

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Floating Rate Notes Based on the Federal Funds Effective Rate due 2025

(Using a Daily Compounding Calculation Method)

Terms continued from previous page:

Redemption:	Not applicable
Specified currency:	U.S. dollars
CUSIP / ISIN:	61761J6B0 / US61761J6B06
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:

Morgan Stanley Capital Services LLC.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. All determinations related to the base rate will be made by the calculation agent.

All percentages used in or resulting from any calculation of the rate of interest on the notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%, and all U.S. dollar amounts used in or resulting from these calculations on the notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our subsidiary, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive on each interest payment date and at maturity. Please see “Additional Provisions—Federal Funds Effective Rate” below. The calculation agent is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Trustee:	The Bank of New York Mellon
Other provisions:	See “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Additional Provisions” below.

January 2024	Page 2

Floating Rate Notes Based on the Federal Funds Effective Rate due 2025

(Using a Daily Compounding Calculation Method)

The Notes

The notes offered are debt securities of Morgan Stanley. Interest on the notes will accrue and be payable quarterly, in arrears, at a variable rate per annum equal to the base rate plus 0.20%, subject to the minimum interest rate of 0.10% per annum. The base rate is the federal funds effective rate, compounded daily over a quarterly observation period, as further described under “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Additional Provisions—Federal Funds Effective Rate” below. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. All payments on the notes are subject to the credit risk of Morgan Stanley.

The stated principal amount and issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than the issue price. We estimate that the value of each note on the pricing date will be approximately $995.10, or within $25.10 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the federal funds effective rate. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the federal funds effective rate, instruments based on the federal funds effective rate, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the interest rate and the minimum interest rate applicable to each interest payment period, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to interest rates and the federal funds effective rate, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

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Floating Rate Notes Based on the Federal Funds Effective Rate due 2025

(Using a Daily Compounding Calculation Method)

Additional Provisions

Federal Funds Effective Rate

The federal funds effective rate is the interest rate at which depository institutions lend reserve balances to other depository institutions overnight, calculated as a volume-weighted median of transaction-level data collected from major depository institutions. The Federal Reserve Bank of New York publishes the federal funds effective rate for the prior business day (defined as any day of the work week other than holidays observed by the Federal Reserve Bank of New York) on its website at approximately 9:00 a.m. Because the federal funds effective rate is published by the Federal Reserve Bank of New York based on data received from other sources, we have no control over its determination, calculation or publication. See “Risk Factors” below. The information contained in this paragraph is based upon the Federal Reserve Bank of New York’s website.

Subject to the terms set forth under “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities,” the “federal funds effective rate” means, for any calendar day, the rate for that date for U.S. dollar federal funds as published in the H.15 Daily Update under the heading “Federal Funds (Effective)” as displayed on Bloomberg, or any successor service, on page FEDL01 or any other page as may replace the applicable page on that service, which is commonly referred to as “FEDL01 Index.”

The following procedures will be followed if the federal funds effective rate cannot be determined as described above:

•	If the above rate is not published by 5:00 p.m., New York City time, on the day that is one New York banking day following such calendar day, the federal funds effective rate will be the rate for that calendar day as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Federal Funds (Effective).”

•	If the above rate is not yet published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, by 5:00 p.m., New York City time, on the day that is one New York banking day following such calendar day, the federal funds effective rate for that calendar day will be determined by the calculation agent in good faith and in a commercially reasonable manner.

New York Banking Day

New York banking day means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York, NY.

Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities

Formula for Interest Rates. Notwithstanding the terms set forth in the third sentence under “Description of Debt Securities— Floating Rate Debt Securities—Formula for Interest Rates” in the accompanying prospectus, the following provisions apply to the notes instead of the provisions of such sentence. The “spread” is the number of basis points (one one-hundredth of a percentage point) specified above to be added to the accrued interest compounding factor for an interest payment period.

Accrued interest on the notes will be calculated by multiplying the principal amount of the notes by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the interest payment period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. The interest rate applicable to a given day is the accrued interest compounding factor plus the spread, as discussed in more detail below.

Notwithstanding the foregoing, in no event will the interest rate payable for any interest payment period be less than the minimum interest rate.

How Floating Interest Rates are Reset. The terms set forth in the accompanying prospectus under “Description of Debt Securities—Floating Rate Debt Securities—How Floating Interest Rates Are Reset” shall not apply to the notes.

How Interest is Calculated. Notwithstanding the terms set forth under “Description of Debt Securities—Floating Rate Debt Securities—How Interest Is Calculated” in the accompanying prospectus, the following provisions apply to the notes instead of the provisions of such subsection. On each interest payment date, accrued interest will be paid for the most recently completed interest payment period. Interest on the notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, in the case of the first interest payment period, from and including the original issue date. Interest will accrue to but excluding the next interest payment date.

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Floating Rate Notes Based on the Federal Funds Effective Rate due 2025

(Using a Daily Compounding Calculation Method)

The calculation agent will notify the paying agent of each determination of the interest rate applicable to the notes promptly after the determination is made.

Accrued interest on the notes will be calculated by multiplying the principal amount of such notes by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the interest payment period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360. The interest rate applicable to a given day is the accrued interest compounding factor plus the spread. The accrued interest compounding factor will be computed as follows:

“d0”, for any observation period, is the number of New York banking days in the relevant observation period.

“i” is a series of whole numbers from one to d0, each representing the relevant New York banking days in chronological order from, and including, the first New York banking day in the relevant observation period.

“FEDFUNDi”, for any day “i” in the relevant observation period, is a reference rate equal to the federal funds effective rate in respect of that day.

“ni”, for any day “i” in the relevant observation period, is the number of calendar days from and including such New York banking day “i” to but excluding the following New York banking day.

“d” is the number of calendar days in the relevant observation period.

As further described in this document, (i) in determining the federal funds effective rate for a New York banking day, the federal funds effective rate generally will be the rate in respect of such day that is provided on the following New York banking day and (ii) in determining the federal funds effective rate for any other day, such as a Saturday, Sunday or holiday, the federal funds effective rate generally will be the rate in respect of the immediately preceding New York banking day that is provided on the following New York banking day.

If a Payment Date is Not a Business Day. The terms set forth in the accompanying prospectus under “Description of Debt Securities—Floating Rate Debt Securities—If a Payment Date Is Not a Business Day” shall not apply to the notes.

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Floating Rate Notes Based on the Federal Funds Effective Rate due 2025

(Using a Daily Compounding Calculation Method)

Historical Information

The following graph sets forth the historical percentage levels of the federal funds effective rate for the period from January 1, 2014 to January 25, 2024. The historical levels of the federal funds effective rate should not be taken as an indication of its future performance and no assurance can be given as to the level of the federal funds effective rate or the base rate on any day during the term of the notes. In addition, the historical levels of the federal funds effective rate do not reflect the daily compounding calculation method used to calculate the base rate. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

* The red line in the graph above represents the minimum interest rate of 0.10% per annum applicable to each interest payment period during the term of the notes.

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Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the federal funds effective rate, and other events that are difficult to predict and beyond the issuer’s control. This section describes the material risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

Risks Relating to an Investment in the Notes

▪	The interest rate on the notes is based on a daily compounded federal funds effective rate, which is relatively uncommon in the marketplace. For each interest payment period, the interest rate on the notes is based on a daily compounded federal funds effective rate calculated using the specific formula described in this document, not the federal funds effective rate published on or in respect of a particular date during the observation period related to such interest payment period or an average of federal funds effective rates during such period. For this and other reasons, the interest rate on the notes during any interest payment period will not be the same as the interest rate on other federal funds effective rate-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the federal funds effective rate in respect of a particular date during an observation period related to an interest payment period is negative, the portion of the accrued interest compounding factor specifically attributable to such date will be less than one, resulting in a reduction to the accrued interest compounding factor used to calculate the interest payable on the notes on the interest payment date for such interest payment period.

In addition, very limited market precedent exists for securities that use a daily compounded federal funds effective rate as the interest rate and the method for calculating an interest rate based upon a daily compounded federal funds effective rate in those precedents varies. Accordingly, the specific formula for the daily compounded federal funds effective rate used in the notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of such notes.

▪	In determining the interest rate for each interest payment period, the federal funds effective rate will be compounded daily over the related observation period, which is the period from and including the date two New York banking days preceding the first date in such interest payment period to but excluding the date two New York banking days preceding the interest payment date for such interest payment period. For each interest payment period, because the federal funds effective rate will be compounded daily over the related observation period, the interest rate on the notes will not be the same as if such interest rate were determined based on the federal funds effective rate compounded daily over such interest payment period. For example, with respect to an interest payment period, you will not receive the benefit of any increase in the federal funds effective rate on the two New York banking days preceding the interest payment date for such interest payment period.

▪	The amount of interest payable with respect to each interest payment period will be determined near the end of such interest payment period. The level of the base rate applicable to each interest payment period and, therefore, the amount of interest payable with respect to such interest payment period will be determined near the end of such interest payment period. As a result, you will not know the amount of interest payable with respect to each such interest payment period until shortly prior to the related interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such interest payment date.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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(Using a Daily Compounding Calculation Method)

▪	The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the federal funds effective rate, (ii) volatility of the level of the federal funds effective rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity of such notes. This can lead to significant adverse changes in the market price of securities like the notes. Depending on the actual or anticipated level of the federal funds effective rate, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	Morgan Stanley & Co. LLC, which is a subsidiary of the issuer, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the notes on the pricing date.

▪	The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes. They also expect to hedge the issuer’s obligations under the notes. The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the federal funds effective rate specifically. This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they

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may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the base rate. These potentially subjective determinations may adversely affect the payout to you on the notes. For further information regarding these types of determinations, see “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” “Additional Provisions—Federal Funds Effective Rate” and related definitions.

Risks Relating to the Federal Funds Effective Rate

▪	The historical performance of the federal funds effective rate is not an indication of future performance. The historical performance of the federal funds effective rate should not be taken as an indication of future performance during the term of the notes. Changes in the levels of the federal funds effective rate will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the federal funds effective rate will be positive.

▪	The federal funds effective rate depends heavily on the target rate set by the Board of Governors of the Federal Reserve System (the “FRB”) and there can be no assurance that the FRB will not lower the target rate for the federal funds effective rate during the term of the notes. The federal funds effective rate depends heavily on the target rate set by the FRB. The current target for the federal funds effective rate is 5.25% to 5.50%. When the FRB raised the target rate to this level in July 2023, this was the highest level in 22 years. There can be no assurance that the FRB will not lower the target rate for the federal funds effective rate during the term of the notes, which could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.

▪	The administrator of the federal funds effective rate may make changes that could change the value of the federal funds effective rate or discontinue the federal funds effective rate and has no obligation to consider your interests in doing so. The New York Federal Reserve (or a successor), as administrator of the federal funds effective rate, may make methodological or other changes that could change the value of the federal funds effective rate, including changes related to the method by which the federal funds effective rate is calculated, eligibility criteria applicable to the transactions used to calculate the federal funds effective rate, or timing related to the publication of the federal funds effective rate. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of the federal funds effective rate (in which case a fallback method of determining the interest rate on the notes as further described under “Additional Provisions—Federal Funds Effective Rate” will apply). The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing the federal funds effective rate.

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Use of Proceeds and Hedging

The proceeds we receive from the sale of the notes will be used for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the notes borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $ for each note they sell.

MS & Co. is our wholly owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “The Notes” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be an amount in cash equal to the stated principal amount plus accrued and unpaid interest.

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Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “variable rate debt instruments” for U.S. federal tax purposes.

The notes should be treated as providing for a single qualified floating rate, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Floating Rate Notes.”

If you are a non-U.S. holder, please read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended.

The discussion in the preceding paragraphs under “Tax Considerations,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 16, 2023

Prospectus dated November 16, 2023

Terms used but not defined in this pricing supplement are defined in the prospectus supplement or in the prospectus. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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